                                                                    EXHIBIT 99.1

                   SIMMONS COMPANY POSTS RECORD FIRST QUARTER
                          EBITDA INCREASES 120 PERCENT
                               SALES UP 25 PERCENT
--------------------------------------------------------------------------------

ATLANTA, May 9, 2001 - Simmons Company today reported that net sales for the first quarter ended March 31, 2001 increased 25.2 percent, reaching $179.6 million compared to $143.4 million for the same period a year ago.

         For the first quarter of 2001, adjusted EBITDA was $16.3 million compared to $7.4 in the prior year period, a 120.3 percent increase. Simmons' net loss for the first quarter of 2001 totaled $1.0 million, a $3.0 million improvement versus the $4.0 million loss recorded in the first quarter of 2000.

         Simmons' Chairman and Chief Executive Officer, Charlie Eitel, said, "Our first quarter results for 2001 indicate that Simmons' transformation is proceeding extremely well, reflecting the strategic changes we have implemented. We are particularly pleased with our results given the overall weakness in the home furnishings sector." Mr. Eitel noted the Company's continued focus on innovative products that are designed to deliver consumers a "better night's sleep". "We believe that this strategy strengthened our relationships with our dealers, allowing them to share in our sales and profitability growth.

         Eitel continued, "Simmons' new products have been extremely well received by dealers and consumers and are a major component of our gain in sales. Consumers are sleeping better on our Beautyrest(R) 2000 product line, and we are excited about the growth prospects for our new BackCare (R) 2001 and Olympic (R) Queen lines. The benefit provided by these sleep systems addresses a neglected health concern in this country - the need for better sleep. As this issue becomes more paramount, we anticipate even greater interest in owning a mattress which supports one's overall health."


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         Simmons' President, Bob Hellyer, commented, "Our dealers are realizing the growth opportunities associated with our better sleep strategy." He added, "Although retail continues to show signs of softness, many economic analysts suggest that consumers are spending on products that deliver meaningful benefits. Beautyrest(R) 2000 began delivering such benefits starting in April 2000. BackCare(R) and Olympic(R) Queen, which we have recently begun shipping to our dealers, offer similar opportunities in 2001."

         Executive Vice President and Chief Financial Officer, Bill Creekmuir, commented on the general condition of Simmons' balance sheet. "We are pleased that both our days of inventory on hand and accounts receivable days remained in line with those at 2000 fiscal year-end, despite softness in the economy." He noted that balance sheet management and de-leveraging the Company will remain a focus of management.

         The Company will webcast its first quarter 2001 financial results conference call on Thursday, May 10, 2001 beginning at 11:00 a.m. Eastern. It will be available at www.simmons.com. The webcast will also be available for replay through May 24, 2001.

         The maker of Beautyrest (R), BackCare (R), Olympic(R) Queen, DreamScapes (TM) and Deep Sleep (R), Atlanta-based Simmons Company, with annual sales of more than $700 million, is one of the world's largest mattress manufacturers, employing more than 3,000 people and operating 18 plants across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

         FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate" or similar expressions, relate to future financial results including expected benefits from our Better Sleep Through

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Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, changes in consumer confidence or demand and other risks and factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

         ADDITIONAL INFORMATION: This news release is just one part of Simmons' financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, including the company's most recent Form 10-Q report. That Form 10-Q, containing the latest quarter's statement of operations, balance sheet, cash flow statement, and additional management discussion and analysis of the financial results, is available through www.edgar-online.com.


                                - table follows -


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                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (Unaudited)

                                                           Quarter Ended
                                                           -------------
                                                       March 31,      March 25,
                                                         2001            2000
                                                       ---------      ---------

Net sales                                              $ 179,562      $ 143,445
      Cost of products sold                              101,841         83,843
                                                       ---------      ---------
Gross margin                                              77,721         59,602

Operating expenses:
      Selling, general and administrative expenses        67,730         54,897
      ESOP expense                                           639          1,990
      Management compensation-severance related                -          3,777
      Amortization of intangibles                          2,108          1,908
                                                       ---------      ---------
                                                          70,477         62,572
                                                       ---------      ---------
Operating income (loss)                                    7,244         (2,970)

      Interest expense, net                                8,475          8,560
      Other expense, net                                     649            728
                                                       ---------      ---------
Loss before income taxes                                  (1,880)       (12,258)
      Income tax benefit                                    (902)        (8,212)
                                                       ---------      ---------
Net loss                                               $    (978)     $  (4,046)
                                                       =========      =========

Adjusted EBITDA*                                       $  16,292      $   7,353
                                                       =========      =========





* Adjusted EBITDA represents earnings before interest, income tax, depreciation and amortization expense and excludes for the first quarter of 2001 a $3.2 million charge related to non-cash variable stock option compensation expense. First quarter 2000 excludes a charge of $3.8 million related to severance.


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                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                  March 31,      December 30,
                                                    2001            2000*
                                                    ----           ------
ASSETS
Current assets:
     Cash and cash equivalents                   $  10,005      $   3,061
     Accounts receivable, net                       89,139         88,116
     Inventories                                    24,626         23,838
     Deferred income taxes                          12,527         12,245
     Other current assets                           14,774         14,890
                                                 ---------      ---------
          Total current assets                     151,071        142,150
                                                 ---------      ---------

Property, plant and equipment, net                  50,976         52,057
Patents, net                                         3,077          3,775
Goodwill, net                                      184,293        185,702
Deferred income taxes                               20,037         19,565
Other assets                                        13,048         13,612
                                                 ---------      ---------
                                                 $ 422,502      $ 416,861
                                                 =========      =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Current maturities of long-term debt        $   7,258      $   1,343
     Accounts payable                               38,746         35,832
     Accrued liabilities                            43,674         47,800
                                                 ---------      ---------
          Total current liabilities                 89,678         84,975

Long-term debt                                     325,534        323,931
Other noncurrent liabilities                        20,538         20,533
                                                 ---------      ---------
          Total liabilities                        435,750        429,439
                                                 ---------      ---------

Commitments and contingencies
Redemption obligation--ESOP, net                    30,097         23,824

Common stockholders' deficit:
     Common stock                                      320            320
     Accumulated deficit                           (43,549)       (36,658)
     Accumulated other comprehensive loss             (116)           (64)
                                                 ---------      ---------
          Total common stockholders' deficit       (43,345)       (36,402)
                                                 ---------      ---------
                                                 $ 422,502      $ 416,861
                                                 =========      =========


     *Derived from the Company's 2000 audited Consolidated Financial Statements.